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                                                                       EXHIBIT 1

                       [LETTERHEAD OF JAPONICA PARTNERS]



VIA FACSIMILE
HIGHLY CONFIDENTIAL

                                                                    May 24, 1994


Mr. Frank J. Tasco
Chairman
Borden Inc.
277 Park Avenue
New York, NY  10172

Dear Frank:

            Given your public disclosure of the Board's efforts to sell the Company, we wish to meet.

            Our first preference is as a "white knight".

            We are inclined to entertain a materially higher valuation if the snack and other targeted businesses are not liquidated.

            We should meet forthwith.



                                           Best Health,



                                           /s/ Paul
                                           ------------------------
                                           Paul B. Kazarian
                                           Managing Partner